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NIKE, INC. REPORTS FISCAL 2016 SECOND QUARTER RESULTS

•	Revenues up 4 percent to $7.7 billion; 12 percent growth excluding currency changes

•	Diluted earnings per share up 22 percent to $0.90

•	Worldwide futures orders up 15 percent; 20 percent growth excluding currency changes

•	Inventories as of November 30, 2015 up 11 percent

BEAVERTON, Ore., December 22, 2015 - NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2016 second quarter ended November 30, 2015. Strong consumer demand drove revenue growth across the NIKE Brand portfolio. Diluted earnings per share grew faster than revenue, up 22 percent, primarily due to gross margin expansion, a lower effective tax rate and a lower average share count, which more than offset higher SG&A investments in NIKE, Inc. brands and business capabilities.

“Our strong Q2 growth and profitability show that NIKE continues to drive real momentum through the Category Offense - by going deep with consumers by sport and serving them completely,” said Mark Parker, President and CEO, NIKE, Inc. “And our powerful global portfolio of businesses, combined with strong financial discipline, continue to drive significant shareholder value. We see tremendous opportunity ahead as we enter an Olympic and European Championships year with a full pipeline of inspiring innovation for athletes everywhere.”*

Second Quarter Income Statement Review

•	Revenues for NIKE, Inc. increased 4 percent to $7.7 billion, up 12 percent on a currency neutral basis.

◦	Revenues for the NIKE Brand were $7.3 billion, up 13 percent on a currency neutral basis, driven by double-digit growth in every geography and most key categories.

◦	Revenues for Converse were $398 million, down 5 percent on a currency neutral basis, as strong growth in North America was more than offset by a decline in Europe.

•
Gross margin increased 50 basis points to 45.6 percent, primarily due to higher average selling prices, partially offset by higher product input costs and unfavorable changes in foreign exchange rates.

•
Selling and administrative expense increased 5 percent to $2.6 billion. Demand creation expense was $769 million, flat versus the prior year. Operating overhead expense increased 7 percent to $1.8 billion, reflecting continued growth in the Direct To Consumer (DTC) business, as well as investments in operational infrastructure and consumer-focused digital capabilities.

•
Other income, net was $34 million comprised primarily of net foreign currency exchange gains, and a favorable settlement of a legal judgment related to a bankruptcy case in Western Europe. For the quarter, the Company estimates the year-over-year change in foreign currency related gains and losses included in other income, net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $109 million.

•
The effective tax rate was 19.1 percent, compared to 25.4 percent for the same period last year, primarily due to adjustments in the prior year to tax expense on intercompany transactions and an increase in earnings from operations outside the U.S. in the current period, which are generally subject to a lower tax rate. These factors were partially offset by the resolution of tax audits across multiple jurisdictions in the prior year period.

•
Net income increased 20 percent to $785 million, while diluted earnings per share increased 22 percent to $0.90, reflecting revenue growth, gross margin expansion, a lower tax rate and a one percent decline in the weighted average diluted common shares outstanding.

November 30, 2015 Balance Sheet Review

•
Inventories for NIKE, Inc. were $4.6 billion, up 11 percent from November 30, 2014, driven primarily by an 8 percent increase in NIKE Brand wholesale unit inventories. Increases in average product cost per unit, as well as higher inventories associated with growth in DTC, were largely offset by changes in the value of inventories due to foreign currency exchange rates.

•
Cash and short-term investments were $6.1 billion, $1.4 billion higher than last year mainly as a result of proceeds from the issuance of debt in the second quarter, collateral received from counterparties to foreign currency hedging instruments and growth in net income, which more than offset share repurchases, investments in working capital and higher dividends.

Share Repurchases

During the second quarter, NIKE, Inc. repurchased a total of 5.6 million shares for approximately $652 million as part of the four-year, $8 billion program approved by the Board of Directors in September 2012. As of the end of the second quarter, a total of 92 million shares had been repurchased under this program for $7.2 billion, an average cost of approximately $78.19 per share.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel scheduled for delivery from December 2015 through April 2016 were 15 percent higher than orders reported for the same period last year. Excluding currency changes, futures orders would have increased 20 percent.*

Stock Split

On November 19, 2015, the Company announced a two-for-one split of both NIKE Class A and Class B Common Stock. The Company expects its common stock to begin trading at the split-adjusted price on December 24, 2015. As the common stock is not yet trading on a post-split basis, all share and per-share amounts in this earnings release and the accompanying schedules are presented on a pre-split basis.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on December 22, 2015, to review fiscal second quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.NIKE.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, December 29, 2015.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiary brands include Converse, which designs, distributes and licenses casual sneakers, apparel and accessories; and Hurley, which designs and distributes a line of action sports and youth lifestyle apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.NIKE.com and individuals can follow @NIKE.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a portion of the business does not report futures orders.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions, except per share data)	11/30/2015	11/30/2014	Change	11/30/2015	11/30/2014	Change
Revenues	$7,686	$7,380	4%	$16,100	$15,362	5%
Cost of sales	4,185	4,053	3%	8,604	8,314	3%
Gross profit	3,501	3,327	5%	7,496	7,048	6%
Gross margin	45.6%	45.1%		46.6%	45.9%

Demand creation expense	769	766	0%	1,601	1,663	-4%
Operating overhead expense	1,791	1,672	7%	3,536	3,255	9%
Total selling and administrative expense	2,560	2,438	5%	5,137	4,918	4%
% of revenue	33.3%	33.0%		31.9%	32.0%

Interest expense (income), net	5	9	—	9	18	—
Other (income) expense, net	(34)	2	—	(65)	5	—
Income before income taxes	970	878	10%	2,415	2,107	15%
Income taxes	185	223	-17%	451	490	-8%
Effective tax rate	19.1%	25.4%		18.7%	23.3%

NET INCOME	$785	$655	20%	$1,964	$1,617	21%

Earnings per common share:
Basic	$0.92	$0.76	21%	$2.30	$1.87	23%
Diluted	$0.90	$0.74	22%	$2.24	$1.83	22%

Weighted average common shares outstanding:
Basic	853.3	863.1		853.9	864.0
Diluted	875.7	884.8		876.7	885.8

Dividends declared per common share	$0.32	$0.28		$0.60	$0.52

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS

	November 30,	November 30,	% Change
(Dollars in millions)	2015	2014
ASSETS
Current assets:
Cash and equivalents	$3,851	$2,273	69%
Short-term investments	2,265	2,440	-7%
Accounts receivable, net	3,437	3,457	-1%
Inventories	4,600	4,150	11%
Deferred income taxes	405	334	21%
Prepaid expenses and other current assets	2,197	1,379	59%
Total current assets	16,755	14,033	19%
Property, plant and equipment, net	3,235	2,927	11%
Identifiable intangible assets, net	281	281	0%
Goodwill	131	131	0%
Deferred income taxes and other assets	2,181	1,795	22%
TOTAL ASSETS	$22,583	$19,167	18%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$5	$110	-95%
Notes payable	99	93	6%
Accounts payable	1,915	2,074	-8%
Accrued liabilities	3,451	2,622	32%
Income taxes payable	41	38	8%
Total current liabilities	5,511	4,937	12%
Long-term debt	2,067	1,084	91%
Deferred income taxes and other liabilities	1,600	1,446	11%
Redeemable preferred stock	—	—	—
Shareholders' equity	13,405	11,700	15%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$22,583	$19,167	18%

NIKE, Inc.
DIVISIONAL REVENUES
				% Change Excluding Currency Changes[2]				% Change Excluding Currency Changes[2]
	THREE MONTHS ENDED		%		SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2015	11/30/2014[1]	Change		11/30/2015	11/30/2014[1]	Change
North America
Footwear	$2,162	$1,925	12%	13%	$4,528	$4,108	10%	11%
Apparel	1,221	1,131	8%	8%	2,468	2,235	10%	11%
Equipment	164	185	-11%	-12%	350	411	-15%	-15%
Total	3,547	3,241	9%	10%	7,346	6,754	9%	9%
Western Europe
Footwear	845	864	-2%	11%	1,973	1,991	-1%	15%
Apparel	391	384	2%	15%	825	881	-6%	8%
Equipment	63	64	-2%	11%	142	153	-7%	7%
Total	1,299	1,312	-1%	12%	2,940	3,025	-3%	13%
Central & Eastern Europe
Footwear	183	180	2%	23%	421	403	4%	28%
Apparel	126	149	-15%	5%	259	284	-9%	13%
Equipment	17	18	-6%	19%	47	53	-11%	11%
Total	326	347	-6%	15%	727	740	-2%	21%
Greater China
Footwear	600	463	30%	34%	1,199	903	33%	35%
Apparel	306	266	15%	19%	552	468	18%	20%
Equipment	32	29	10%	14%	73	66	11%	12%
Total	938	758	24%	28%	1,824	1,437	27%	29%
Japan
Footwear	128	108	19%	36%	250	208	20%	41%
Apparel	63	75	-16%	-4%	106	121	-12%	2%
Equipment	14	16	-13%	-7%	28	30	-7%	8%
Total	205	199	3%	17%	384	359	7%	25%
Emerging Markets
Footwear	674	727	-7%	12%	1,344	1,355	-1%	17%
Apparel	255	280	-9%	10%	493	532	-7%	10%
Equipment	55	68	-19%	4%	113	122	-7%	13%
Total	984	1,075	-8%	11%	1,950	2,009	-3%	15%
Global Brand Divisions[3]	18	27	-33%	-26%	44	56	-21%	-11%
Total NIKE Brand	7,317	6,959	5%	13%	15,215	14,380	6%	14%
Converse	398	434	-8%	-5%	953	1,009	-6%	-1%
Corporate[4]	(29)	(13)	—	—	(68)	(27)	—	—
Total NIKE, Inc. Revenues	$7,686	$7,380	4%	12%	$16,100	$15,362	5%	13%

Total NIKE Brand
Footwear	$4,592	$4,267	8%	16%	$9,715	$8,968	8%	17%
Apparel	2,362	2,285	3%	10%	4,703	4,521	4%	11%
Equipment	345	380	-9%	-1%	753	835	-10%	-2%
Global Brand Divisions[3]	18	27	-33%	-26%	44	56	-21%	-11%
[1] Certain prior year amounts have been reclassified to conform to fiscal 2016 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[2] Fiscal 2016 results have been restated using fiscal 2015 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of translation arising from foreign currency exchange rate fluctuations.

[3] Global Brand Divisions revenues are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.
[4] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse but managed through our central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]

	THREE MONTHS ENDED		%	SIX MONTHS ENDED		%
(Dollars in millions)	11/30/2015	11/30/2014[2]	Change	11/30/2015	11/30/2014[2]	Change
North America	$882	$785	12%	$1,924	$1,755	10%
Western Europe	307	261	18%	792	665	19%
Central & Eastern Europe	76	57	33%	174	126	38%
Greater China	327	258	27%	657	476	38%
Japan	47	29	62%	83	40	108%
Emerging Markets	241	236	2%	499	392	27%
Global Brand Divisions[3]	(625)	(554)	-13%	(1,249)	(1,088)	-15%
TOTAL NIKE BRAND	1,255	1,072	17%	2,880	2,366	22%
Converse	85	88	-3%	232	274	-15%
Corporate[4]	(365)	(273)	-34%	(688)	(515)	-34%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$975	$887	10%	$2,424	$2,125	14%
[1] The Company evaluates performance of individual operating segments based on earnings before interest and taxes (commonly referred to as “EBIT”), which represents net income before interest expense (income), net and income taxes.

[2] Certain prior year amounts have been reclassified to conform to fiscal 2016 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
[3] Global Brand Divisions primarily represent demand creation, operating overhead and product creation and design expenses that are centrally managed for the NIKE Brand. Revenues for Global Brand Divisions are primarily attributable to NIKE Brand licensing businesses that are not part of a geographic operating segment.

[4] Corporate consists largely of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company’s corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY[1]
As of November 30, 2015

	Reported Futures Orders	Excluding Currency Changes[2]

North America	14%	14%
Western Europe	17%	25%
Central & Eastern Europe	3%	13%
Greater China	31%	34%
Japan	26%	32%
Emerging Markets	0%	14%
Total NIKE Brand Reported Futures	15%	20%
[1] Futures orders for NIKE Brand footwear and apparel scheduled for delivery from December 2015 through April 2016. The U.S. Dollar futures orders amount is calculated based upon our internal forecast of the currency exchange rates under which our revenues will be translated during this period.

The reported futures orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing, changes in the mix of orders between futures and at-once orders and because the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations, discounts and returns can cause differences in the comparisons between futures orders and actual revenues. Moreover, a portion of our revenue is not derived from futures orders, including sales of at-once and closeout NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from our DTC operations and sales from Converse, NIKE Golf and Hurley.

[2] Reported futures have been restated using prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.